REPRESENTATIVE'S AGREEMENT


     THIS AGREEMENT entered into this 18th day of August, 1998, between PLUMA, INC., a North Carolina Corporation with its principal office at 801 Fieldcrest Road, Eden, North Carolina 27288 (hereinafter, the "Company"); and THE ADAIR GROUP, a Georgia limited liability corporation with its principal offices at 100 Galleria Parkway, Suite #420, Atlanta, GA 30339 (hereinafter, the "Representative").

                                   BACKGROUND

     The Company is an established manufacturer of sportswear apparel products. The Company has requested that the Representative act as an agent for the Company to market and sell its products which are considered "irregulars" and/or "close-outs" (the "Irregular Products") and Representative has agreed to represent the Company in the solicitation of orders for the Irregular Products. The Company and Representative desire to express herein the terms and conditions upon which Representative shall represent the Company and solicit orders for the Irregular Products.

                                    COVENANTS

     In consideration of the Mutual covenants contained herein, the parties agree as follows:

     1. The Company hereby appoints Representative as its sales representative to sell its Irregular Products. This will not include the output or sales of irregular or close-out products of the Frank L. Robinson and Stardust Divisions of the Company or any future subsidiaries that become partially or wholly owned by the Company, after the date hereof. This Agreement will not preclude the Company and Representative from contracting for other services that are not covered under this Agreement.

     2. Representative hereby accepts such appointment and agrees to diligently sell and promote the Company's Irregular Products subject to the provisions and conditions hereinafter stated, and to devote such time as is reasonably necessary to sell all of the Company's Irregular Products.

     3. The Company shall be entitled to communicate, negotiate with and sell close-out and irregular products directly to any regular customer of the Company
(i) which has an established policy with the Company regarding its purchase of goods from the Company which are considered to be irregular; or (ii) who the Company elects to sell Irregular Products to from time to time and the Company will not be obligated to pay Representative any commissions on direct sales of Irregular Products by the Company to such customers. Except for contact with its regular customers as set forth in (i) and (ii) above, the Company will not negotiate with or sell Irregular Products to new customers without first having afforded the Representative the opportunity to sell all of the

Company's Irregular Products (not sold to regular customers as specified above) at prices equal to or greater than those prices set forth on Exhibit A. The Company will notify the Representative of any contact with new customers concerning the Irregular Products and will provide Representative with copies of any written correspondence with such new customers. Thereafter, Representative shall negotiate the sale of any Irregular Products to such new customers. In the event Representative is unable to sell all of the Company's Irregular Products (other than those sold by the Company to its regular customers as set forth above), then the Company shall have those rights in Section 19 below.

     4. The Company shall furnish to Representative such pricing, delivery and technical information as necessary, in Company's opinion, for Representative to effectively promote and sell the Company's Irregular Products. The price of the Irregular Products that Representative shall quote to customers shall change from time to time and Representative agrees that it shall not, without Company's consent, sell the Irregular Products for less than the price quoted by Company to Representative. The initial prices of the Irregular Products shall be as set forth on Exhibit A attached hereto and incorporated herein by reference. As the prices to be charged for the Irregular Products change from time to time, a new Exhibit A shall be initialed by the parties and attached hereto.

     5. All orders solicited by the Representative shall be subject to acknowledgment and acceptance by the Company at its principal office, and will be subject to its standard terms and conditions of sale or as agreed to by the Company. The Company shall be under no obligation to Representative to accept (or reject) any order solicited by Representative, but must give Representative reasonable explanation for the rejection of any such order. Reasonable explanation for the rejection of any order, for the purposes of this document, shall include but not be limited to the following: (a) a sales price that will not generate reasonable profits for the Company based on the Company's best available information at the time of receipt of the order and the fact that the goods being sold by Representative are irregular and/or close-out goods; (b) a requested delivery date that the Company does not believe it can meet based in the sole judgment and discretion of the Company; and (c) lack of adequate credit information for credit approval, or credit unworthiness of a customer, as determined by the Company, based upon information supplied to the Company by the customer or available to the Company from other sources.

     6. Representative shall make no representation or warranties to customers or potential customers with respect to the Company's Irregular Products except as stated in the standard policies and written warranty offered by the Company or except as otherwise approved by the Company.


     7. Representative shall not make any allowance or adjustments in the accounts of customers or authorize the return of any product without obtaining the prior authorization of the Company. In the event Representative makes such allowances, adjustments or returns without prior authority by the Company, the Representative shall be responsible for all costs incurred by the Company.

     8. Representative shall abide by all sales and marketing policies, rules and regulations which the Company may from time to time adopt and communicate in writing.

     9. Representative shall, whenever requested by the Company, follow up on all sales correspondence between the Company and any purchaser or prospective purchaser of Irregular Products and shall assist in the solution of commercial or technical problems arising between the Company and any such purchaser or prospective purchaser.

     10. Representative shall make and submit such reports and in such manner and form as the Company may reasonably require regarding the business of the Representative conducted under this Agreement. Representative shall furnish to the Company, upon request, copies of all correspondence relating to the orders solicited by Representative, pursuant to this Agreement.

     11. Representative shall use its best efforts to assist Company in implementing Company's accounts receivables collection policy to collect past due accounts owed to Company by customers solicited by Representative; provided, Representative shall have no obligation to institute legal proceedings or employ counsel to collect such accounts. Any legal proceedings necessary to collect any past due accounts shall be the responsibility of Company.

     12. Representative shall participate with Company in the administration of customer service, with Representative having primary responsibility for receiving customer complaints or other problems and coordinating the resolution thereof with the Company, provided, that Representative may refer repetitive customer complaints and other problems relating to Irregular Products, to the Company if said complaints continue as the result of Company consistently failing to meet its obligations to any customer. Furthermore, Representative will consult with Company regarding production scheduling with the understanding that all regular customers take priority over customers of Irregular Products.

     13. Representative shall be entitled to receive a commission on all shipments of Irregular Products made by the Company which are booked by Representative during the term of this Agreement as follows:

     (a) An amount equal to ten percent (10%) of the Net Sales of shipments of Irregular Products up to Eight Million and no/100 Dollars ($8,000,000.00);

     (b) An amount equal to nine percent (9%) of all Net Sales of Irregular Products exceeding Eight Million and no/100 Dollars ($8,000,000.00) but less than Twelve Million and no/100 Dollars ($12,000,000.00); and

     (c) An amount equal to eight percent (8%) of all Net Sales of Irregular Products over Twelve Million and no/100 Dollars ($12,000,000.00).

The term "Net Sales" shall mean the gross aggregate sales price of the Irregular Products sold by Representative, to customers less (i) freight charges, (ii) any discounts and credits allowed to customers by the Company, and (iii) any uncollected accounts receivable from any such customers as determined by the Company.

     14. Any commissions due Representative pursuant to Section 13 above shall be payable to Representative not later than the fifteenth (15th) day of the month following the month in which Company collects the account receivable related to a shipment booked by the Representative pursuant to and during the term of this Agreement.

     15. The Company shall not be responsible for any advertising and/or promotion of the Company's Irregular Products. Representative may contract for advertising and promotion of the Company's Irregular Products on behalf of the Company, but only if agreed to and approved by by the Company prior to any such promotion. Any advertising or promotion contracted by the Representative on behalf of the Company shall be the sole responsibility and liability of the Representative. Furthermore, Representative shall be responsible for paying all other expenses incurred by it in selling the Irregular Products and Company shall have no responsibility or liability therefor.

     16. All other expenses incurred by the Representative in the promotion and sales of the Company's Irregular Products shall be solely the responsibility of Representative unless otherwise expressly authorized in writing by the Company.

     17. Nothing in this Agreement shall be construed to constitute Representative as a partner, employee or agent of the Company, nor shall either party have any authority to bind or commit the other in any respect, it being intended that each shall remain an independent contractor and, except as expressly stated herein, shall remain in absolute control and responsible for its own actions.

     18. Representative shall not be entitled to assign its rights under this Agreement or to authorize any other person, other than an employee of Representative, to hold himself out as a representative of the Company without the express written consent of the Company.

     19. Either the Representative or the Company shall be entitled to terminate this Agreement by giving six (6) months prior written notice to the other party hereto. Upon termination of this Agreement, the Representative shall immediately return to the Company all written price, delivery and technical information (and copies thereof) relating to the Company's Irregular Products.

     Notwithstanding the six (6) month notice requirement to terminate this Agreement as referenced above, upon ten (10) days prior written notice to the Representative, the Company shall be entitled to engage other representatives to sell its irregular and close-out products, or the Company may sell such products itself, without any obligations to make commission payments to Representative in the event Representative fails for a period of sixteen (16) consecutive weeks to sell all of the Company's Irregular Products (not sold by the Company to its regular customers as provided in Section 3 above) at prices equal to or greater than those prices set forth in Exhibit A. Representative shall be entitled to be reinstated as the Company's Representative following its demonstration to the reasonable satisfaction of the Company that it can sell again all of the Company's Irregular Products.

     20. Any termination of this Agreement shall not, however, relieve the Company of any liability to the Representative for any earned but unpaid commissions as provided above.

     Additionally, in the event Pluma sells any Irregular Products to any of those customers listed on Exhibit B (the "Representative's Customers") for a period of one year after the date of the termination of this Agreement, the Company shall be obligated to pay Representative commissions on such sales according to Section 13 of this Agreement.

     21. The Company agrees to indemnify and save harmless Representative against any liability (including attorney fees) for patent or trademark infringement resulting from the sales and/or use of the Company's Irregular Products sold by Representative which fail to meet the Company's specifications for such Irregular Products. The Representative shall notify the Company immediately upon learning of any actions based upon alleged patent or trademark infringement or defective or nonconforming Irregular Products.

     Representative agrees to indemnify and hold harmless from loss or damage (including attorney fees) which the Company might sustain as the result of the Representative's misrepresentations, or negligence while selling the Irregular Products of the Company. Representative agrees to maintain liability insurance during the term of this Agreement.

     22. Any legal notice or other communication under this Agreement shall be in writing, and shall be considered given when delivered personally, by Certified or Registered Mail, Return Receipt Requested, or upon receipt of a confirmed transmission if sent by telecopy or facsimile transmission, and in each case if addressed as follows:

COMPANY:
                  Pluma, Inc.
                  1300 Kings Mountain Road (24112)
                  P. O. Box 4431
                  Martinsville, VA  24115
                  Attn:  Gus Barber  (all correspondence)
                  Or Attn:  Cheryl Wine, Esquire (legal notices)

REPRESENTATIVE:
                  The Adair Group
                  100 Galleria Parkway, Suite 4203500 Atlanta Industrial Parkway Atlanta, GA 30339
                  Attn:  Jeffrey S. Adair (all correspondence)

     23. Neither party may assign or delegate this Agreement without the prior written consent of the other party.

     24. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements of the parties and may be modified or amended only by a writing executed by Representative and an authorized officer of the Company.

     25. This agreement shall be governed in all respects by the laws of North Carolina without regard to choice of law provisions. The parties agree that the exclusive jurisdiction over and venue in any legal action or proceeding arising out of this Agreement shall be in state and federal courts located in North Carolina.


     IN WITNESS WHEREOF, Company and Representative have executed this Agreement on the day and year first written above.

COMPANY

Pluma, Inc.

By:      /s/ R. Duke Ferrell, Jr.
         ---------------------------------------
         R. Duke Ferrell, Jr., President and CEO



[CORPORATE SEAL]




REPRESENTATIVE

Riada/The Adair Group


By:      /s/ Jeffrey S. Adair
         ---------------------------------------
         Jeffrey S. Adair, President



[CORPORATE SEAL]

                                    EXHIBIT A

Exhibit A                             RIADA MILLS PRICING

                                             OLD         VOL.      VOLUME      VARIANCE FROM
STYLE/DESC.                                 PRICE       PRICE       -10%         OLD PRICE
---------------------------------------------------------------------------------------------
11I00 (Adult 7 oz. Crew)                   $ 28.20     $ 33.00     $ 29.70         $ 1.50
11I01 (9 oz. 80/20 & 50/5050/50)           $ 31.44     $ 39.00     $ 35.10         $ 3.66
11I0J (JUMBO 7 & 9 oz.)                    $ 30.00     $ 42.00     $ 37.80         $ 7.80
11I05 (11 oz crews)                        $ 45.00     $ 57.00     $ 51.30         $ 6.30
11I42 (12 oz. 90/10)                       $ 57.00     $ 72.00     $ 64.80         $ 7.80
12I60 (Youth crews)                        $ 16.08     $ 19.80     $ 17.82         $ 1.74
13I00 (Juvenile crew)                      $ 15.00     $ 19.80     $ 17.82         $ 2.82
14I00 (Toddler crew)                       $ 14.40     $ 18.00     $ 16.20         $ 1.80
26I00 (Adult 7 oz. Pant)                   $ 31.44     $ 36.00     $ 32.40         $ 0.96
21I01 (Adult 9 oz. Pant)                   $ 36.00     $ 42.00     $ 37.80         $ 1.80
21I0J (Jumbo pants-7 & 9)                  $ 31.44     $ 39.00     $ 35.10         $ 3.66
22I30 (Youth pants                         $ 18.00     $ 24.00     $ 21.60         $ 3.60
23I00 (Juvenile Pants)                     $ 15.00     $ 18.00     $ 16.20         $ 1.20
24I00 (Toddler Pants)                      $ 14.40     $ 16.80     $ 15.12         $ 0.72
25I00 (Infant Pants                        $ 12.00     $ 15.00     $ 13.50         $ 1.50
91I00 (Adult Fashion tops)                 $ 37.80     $ 48.00     $ 43.20         $ 5.40
98I00 (Youth Fashion tops)                 $ 18.00     $ 27.00     $ 24.30         $ 6.30
51I00 (Zip hood 7 & 9 oz.)                 $ 57.00     $ 72.00     $ 64.80         $ 7.80
58I00 (Youth zip)                          $ 42.00     $ 48.00     $ 43.20         $ 1.20
53I00 (Juvenile zip)                       $ 30.00     $ 39.00     $ 35.10         $ 5.10
54I00 (Toddler zip)                        $ 28.80     $ 33.00     $ 29.70         $ 0.90
31I05 (11 oz. PO Hood)                     $ 64.20     $ 84.00     $ 75.60         $11.40
31I10 (Adult 7 oz. PO)                     $ 46.04     $ 57.00     $ 51.30         $ 5.26
31I01 (Adult 9 oz. PO)                     $ 54.00     $ 63.00     $ 56.70         $ 2.70
32I60 (Youth PO)                           $ 33.00     $ 42.00     $ 37.80         $ 4.80
33I00 (Juvenile PO)                        $ 27.00     $ 32.40     $ 29.16         $ 2.16
41I16 (Adult jersey short                  $ 18.00     $ 24.00     $ 21.60         $ 3.60
21I16 (Adult jersey Pant                   $ 23.04     $ 30.00     $ 27.00         $ 3.96
11I09 (Adult 6.1 oz t)                     $ 16.08     $ 18.00     $ 16.20         $ 0.12
11I19 (T-2XL)                              $ 16.08     $ 19.92     $ 17.93         $ 1.85
11I06 (7 oz. Adult t)                      $ 18.00     $ 24.00     $ 21.60         $ 3.60
11I16 (7 oz. L.S. T)                       $ 19.92     $ 25.20     $ 22.68         $ 2.76
51I10 (Adult cardigan)                     $ 51.00     $ 66.00     $ 59.40         $ 8.40
Average                                                                            $ 3.76

                                    EXHIBIT B

                EXHIBIT B

Number    Name                         Location                   Telephone
--------------------------------------------------------------------------------
10175     STONE & COMPANY              Martinsville
11191     SPORT MAX INC.               Oshkosh
11200     GRANDPA PIDGEON'S            Bridgeton                 314/739-8300
11202     AMES DEPARTMENT STOR         Rocky Hill                860/257-2000
11205     SPALDING HOSIERY SHO         Griffin                   770/227-4362
11220     J. TEPLER                    BROOKLYN                  718-694-9300
11222     DEL PRINCE FASHIONS          BUFFALO                   716-838-2388
11225     COLIN'S IMPORTS,INC          CULVER CITY               310-837-3388
11226     ALL THE TIME FASHION         NEW YORK                  212-448-9406
11227     FORMAN MILLS                 PENNSAUKEN                609-486-1447
11228     DONAVAN SALES                WARWICK                   401-467-6173
11229     SALAH SPORTSWEAR INC         NEW YORK                  212-545-8923
11235     COOPERS                      ALBUQUERQUE               505-296-8344
11242     A & N STORES/ STERNH         SANDSTON                  804-226-1325
11255     E.D COMPANY                  PIEGON FORGE              423-428-7646
11256     MYSTERY STORE                STOCKTON
11257     T-SHIRT WHOLESALE OU         FOUNTAIN VALLEY           714.434.1560
11262     MAIN STREET BOOT D/B         PETALUMA
11263     SAMIL CO., INC.              STATEN ISLAND             718-442-2338
11264     ACTION FOOTWEAR              CHULA VISTA               619-427-7111
11265     NEW YORK MAN LTD.            BROOKLYN                  718-439-8734
11266     THE FAMILY CLOTHESLI         STATE COLLEGE             814-237-1946
11267     DIAMOND MERCANTILE C         CINCINATI
11268     T-SHIRT CITY CORP.           LINCOLN
11270     CAPE CLOTHING                FORESTDALE
11290     GRIGGS ENTERPRISES I         PASCO                     509-547-0566
11291     PRO'S CHOICE                 HOLIDAY                   727-934-7727
11292     G & M VARIETY                ST. JOSEPH                616-983-2160
11293     PARKER'S OUTLET CENT         AVILLA                    517-437-7973
11294     BRIAN FARM SVC               LOA
11295     NATIONAL BARGAIN STO         OAKLAND
11296     I. STERN & CO.               GREEN ACRES               561-439-6533
11298     STUMP'S OUTPOST              THERMOPOLIS
11299     ANNIE AND THE TEES           NANTUCKET
11300     PATRICK DRY GOODS CO         SALT LAKE CITY            801-363-5895
11325     LOS HERMANOS                 LOS ANGELES               213.488.4924
11326     BIG R                        KLAMATH FALLS             541.882.6650
11327     BONANZA WHOLESALE DI         Oakland
11329     ARIK SURPLUS                 SAN FRANCISCO
11330     VALUE CITY DEPT. STO         COLUMBUS                  614.471.4722
11376     J.W. RITCHIE                 ROCKLAND
11377     LESLEE SCOTT INC.            DUBLIN                    925.828.3838
11381     G & M VARIETy                ROCKVILLE
11382     K.R. STAFFORD & SONS         HILLSBORO                 603/464-3661
11383     FELDMANS                     ODESSA                    816.230.5539
11390     RANDY SUPPLY CO.             S. WEYMOUTH
11392     DOMEL INC. d/b/a/ SA         HEMET                     909/658-7247
11395     JEMBRO VARIETY STORE         Brooklyn                  718/832-1070
11396     APPAREL RESOURCES IN         PORT ORANGE               904/760-6817
11406     LONGS DRUG                   WALNUT CREEK              805/735-7651
11409     RICHARDSON INC.              GAINSVILLE                770/532-4402
11411     ULTRA GIFTS INC.             LAUGHLIN                  702/298-1919
11413     USA FAMILY OUTLET            DEER PARK                 516-254-0777
11414     CLASSY SWEATS                SAN FRANCISCO
11415     A BAR L WESTERN              TONOPAH
11417     SWEATSHIRTS ETC.             RAYMOND